UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 5, 2021

Intersect ENT, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36545	20-0280837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1555 Adams Drive
Menlo Park, California 94025
(Address of principal executive offices, including zip code)

(650) 641-2100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	XENT	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

 Item 1.01 Entry into a Material Definitive Agreement.

As previously announced, on August 6, 2021, Intersect ENT, Inc., a Delaware corporation (the “Company” or “Intersect”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Medtronic, Inc., a Minnesota corporation (“Parent”), and Project Kraken Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

At the effective time of the Merger (the “Effective Time”), each:

(i)
share of Company common stock, par value $0.001 per share (“Company Common Stock”) issued and outstanding as of immediately prior to the Effective Time (other than shares owned by the Company as treasury stock, shares owned by Parent or shares held by a Company stockholder who properly demands appraisal for such dissenting shares) will be cancelled and retired, and automatically converted into the right to receive cash in an amount equal to $28.25, without interest (the “Per Share Price”);

(ii)
share of Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive an amount in cash equal to the Per Share Price  multiplied by a factor of 1,000;

(iii)
stock option granted by the Company to purchase Company Common Stock (each, a “Company Option”), restricted stock unit award (each, a “Company RSU”) and restricted stock unit award with performance-based vesting requirements (each, a “Company PSU”) that is unexpired, unexercised, outstanding and vested as of immediately prior to the Effective Time or that vests solely as a result of the consummation of the transactions contemplated by the Merger Agreement (each, a “Vested Award”) will be cancelled and automatically converted into the right to receive an amount in cash equal to the product of (1) the aggregate number of shares subject to such Vested Award, multiplied by (2) the Per Share Price (or, for each Company Option, the excess, if any, of the Per Share Price over such Company Option’s per share exercise price);

(iv)
Company Option not subject to performance-based vesting requirements and Company RSU that is unexpired, unexercised, outstanding and unvested as of immediately prior to the Effective Time (each, an “Unvested Non-Performance Award”) will be canceled and automatically converted into the right to receive an amount in cash equal to the product of (1) the aggregate number of shares subject to such Unvested Non-Performance Award, multiplied by (2) the Per Share Price (or, for each Company Option, the excess, if any, of the Per Share Price over such Company Option’s per share exercise price); and

(v)
Company Option subject to performance-based vesting requirements and Company PSU that is unexpired, unexercised, and outstanding as of immediately prior to the Effective Time that is not a Vested Award will be automatically cancelled and terminated without payment or distribution being made in respect thereof. For the avoidance of doubt, any Company Options (whether vested or unvested) with a per share exercise price equal to or greater than the Per Share Price will be cancelled immediately upon the Effective Time without payment or consideration.

The Merger is subject to certain conditions, including, among others: (i) receipt of approval by the Company’s stockholders; (ii) expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and under certain foreign antitrust or competition laws; and (iii) the absence of any law or order prohibiting consummation of the Merger.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its subsidiaries prior to the Effective Time. The Company will be subject to customary “no-shop” restrictions, subject to a customary “fiduciary out” provision that allows the Company, under certain specified circumstances, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an alternative acquisition proposal if the board of the Company determines in good faith, after consultation with its financial advisors, that such alternative acquisition proposal either (i) constitutes a Superior Proposal (as defined in the Merger Agreement) or (ii) is or would reasonably be likely to lead to a Superior Proposal, and that the failure to participate in such negotiations would reasonably be expected to violate the fiduciary duties of the Company’s directors under applicable law.

The Merger Agreement contains certain termination rights for each of the Company and Parent. Upon termination of the Merger Agreement in accordance with its terms, under certain specified circumstances, the Company will be required to pay Parent a termination fee in an amount equal to $29,250,000, including if the Merger Agreement is terminated due to the Company accepting a Superior Proposal or due to the Company Board’s changing of its recommendation. Under certain specified circumstances, Parent may be required to pay a termination fee to the Company in the form of forgiveness of a certain unsecured loan (in an amount not to exceed $75,000,000, plus accrued and unpaid interest) to be entered into during the pre-closing period between the Company and Parent, on substantially the same terms as set forth on Schedule 5.21 of the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.  The Merger Agreement contains representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and (i) should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement; (iii) may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and (iv) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 5, 2021, the Company in connection with the Merger, amended the terms of its offer letter agreement with Thomas A. West, the Company’s Chief Executive Officer. The offer letter amendment replaces in its entirety the definition of “Severance Benefit” to provide Mr. West with enhanced severance benefits. The enhanced severance benefits granted under the amended offer letter provide that if Mr. West’s employment is terminated by the Company without cause or if he resigns for good reason, Mr. West will be entitled to the following severance payments and benefits: (i) a cash payment in an amount equal to 18 months of his then current annual base salary (reflecting an increase from the 12 months in his original offer letter); (ii) a cash payment in an amount equal to his target cash incentive award for such year, prorated for the portion of the year in which he provided service to the Company; and (iii) Company-paid COBRA premium reimbursement for up to 18 months (reflecting an increase from the 12 months in his original offer letter).

On August 5, 2021, in connection with the Merger, the Company amended certain performance-based awards held by Mr. West and Richard A. Meier, the Company’s Chief Financial Officer (collectively, the “Executives”) to provide that such awards would accelerate and vest in full immediately prior to the Effective Time of the Merger. Such accelerated awards held by each of the Executives were granted pursuant to the Company’s 2014 Equity Incentive Plan and are as follows: (i) Mr. West holds a performance-based stock option award that was granted in July 2019 that covers 427,147 shares of Company Common Stock and previously vested based on achievement of 30-day average share price targets, (ii) Mr. West holds a Company PSU award that was granted on February 3, 2020 that covers 39,700 shares of Company Common Stock and that previously vested based on achievement of 30-day average share price targets, and (iii) Mr. Meier holds a Company PSU award that was granted on November 16, 2019 that covers 57,230 shares of Company Common Stock and that previously vested based on achievement of 30-day average share price targets.

Additional Information and Where to Find It

In connection with the proposed transaction, Intersect expects to file with the Securities and Exchange Commission (“SEC”) and furnish to its stockholders a proxy statement in connection with the proposed merger with Project Kraken Merger Sub, Inc., pursuant to which Intersect would be acquired by Medtronic, Inc., as well as other relevant documents concerning the proposed transaction. Promptly after filing its definitive proxy statement with the SEC, Intersect will mail the definitive proxy statement and a proxy card to each stockholder of Intersect entitled to vote at the special meeting relating to the proposed transaction. The proxy statement will contain important information about the proposed Merger and related matters.  STOCKHOLDERS AND SECURITY HOLDERS OF INTERSECT ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT INTERSECT WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT Intersect AND THE TRANSACTION.  This communication is not a substitute for the proxy statement or for any other document that Intersect may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to Intersect’s stockholders for their consideration. Before making any voting decision, stockholders of Intersect are urged to read the proxy statement regarding the transaction when it becomes available and any other  relevant documents filed with the SEC, as well as any amendments or supplements to those  documents, because they will contain important information about the proposed transaction.

Stockholders of Intersect will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Intersect and the proposed transaction, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement, when available, and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by contacting Intersect’s Investor Relations by email at ir@intersectent.com, or by going to Intersect’s Investor Relations page on its website at ir.intersectent.com and clicking on the link titled “Financial Information” to access Intersect’s “SEC Filings.”

Participants in the Solicitation

Intersect and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed Merger. Information regarding the interests of Intersect’s directors and executive officers will be included in its definitive proxy statement to be filed with the SEC in connection with the proposed Merger, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC in connection with the proposed transaction. Free copies of this document may be obtained as described in the preceding paragraph.

Notice Regarding Forward-Looking Statements

This communication, and any documents to which Intersect refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). These forward-looking statements represent Intersect’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans and other information relating to the proposed transaction, strategies and objectives of Intersect for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” and similar expressions are intended to identify forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Act. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include, without limitation, (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Intersect’s business and the price of the common stock of Intersect, (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the stockholders of Intersect and the receipt of certain regulatory approvals, (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed transaction on Intersect’s business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction, (vi) risks related to diverting management’s attention from Intersect’s ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against Intersect related to the merger agreement or the proposed transaction, and (viii) unexpected costs, charges or expenses resulting from the proposed transaction. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts the Company’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those risks described in Intersect’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.  Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, Intersect does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of August 6, 2021, by and among Medtronic, Inc., a Minnesota corporation, Project Kraken Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Medtronic, Inc., and Intersect ENT, Inc., a Delaware corporation.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but a copy will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intersect

By:	/s/ Patrick A. Broderick
Patrick A. Broderick Executive Vice President, General Counsel and Corporate Secretary

Date: August 10, 2021